Exhibit (h)(1)

EXECUTION COPY

AMENDED AND RESTATED MASTER ADMINISTRATION AGREEMENT

This Administration Agreement (“Agreement”) dated and effective as of November 1, 2019, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”), each management investment company set forth on Schedule A hereto and each management investment company that becomes a party to this Agreement in accordance with the terms hereof, (each, a “Company”) and, solely with respect to Section 6 herein, EULAV Asset Management (“EULAV”).

WHEREAS, the parties hereto intend to amend and restate the administration agreement dated as of March 14, 2005, as amended, restated, supplemented or modified from time to time (the “Prior Agreement”), and this Agreement supersedes the Prior Agreement and all other applicable agreements regarding the services to be performed hereunder;

WHEREAS, each Company is an open-end management investment company currently comprised of one or more series (each, a “Fund” and collectively, the “Funds”), and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, each Company desires to retain the Administrator to furnish certain administrative services to the Company, and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.            Appointment of Administrator

Each Company hereby appoints the Administrator to act as administrator to the Company for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

Each Company currently consists of the Fund(s) and their respective classes of shares, as applicable, as listed in Schedule A to this Agreement. In the event that a Company establishes one or more additional Fund(s) with respect to which it wishes to retain the Administrator to act as administrator hereunder, such Company shall notify the Administrator in writing pursuant to Section 17 herein. Upon written acceptance by the Administrator, such Fund(s) shall become subject to the provisions of this Agreement to the same extent as the existing Fund, except to the extent that such provisions (including those relating to compensation and expenses payable) may be modified with respect to such Fund in writing by the Company and the Administrator at the time of the addition of such Fund.

2.            Delivery of Documents

Each Company will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

a.	The Company’s Articles of Incorporation or Declaration of Trust and By-laws, as applicable (“Governing Documents”);

b.	The Company’s currently effective Registration Statement under the 1933 Act and the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”) relating to the Fund(s) and all amendments and supplements thereto as in effect from time to time;

c.	Copies of the resolutions of the Board of Directors or Board of Trustees of the Company, as applicable (the “Board”) certified by the Company’s Secretary authorizing (1) the Company to enter into this Agreement and (2) certain individuals on behalf of the Company to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the investment advisory agreement between the Company and its investment adviser; and

e.	Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.            Representations and Warranties of the Administrator

The Administrator represents and warrants to each Company that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the requisite power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

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e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4.            Representations and Warranties of each Company

Each Company represents and warrants to the Administrator that:

a.	It is either a corporation or a business trust, duly organized, existing and in good standing under the laws of its state of formation;

b.	It has the requisite power and authority under applicable laws and by its Articles of Incorporation or Declaration of Trust and By-laws, as applicable, to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	It is an investment company properly registered with the SEC under the 1940 Act;

e.	The Registration Statement been filed and will be effective and remain effective during the term of this Agreement. The Company also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Company offers or sells its shares have been made;

f.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Company’s ability to perform its duties and obligations under this Agreement;

g.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Company or any law or regulation applicable to it; and

h.	As of the close of business on the date of this Agreement, the Company is authorized to issue unlimited shares of beneficial interest or a definite number of shares of common stock;

i.	Where information provided by the Company or the Company’s Investors includes information about an identifiable individual (“Personal Information”), the Company represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Administrator, and as required for the Administrator to use and disclose such Personal Information in connection with the performance of the services hereunder. The Company acknowledges that the Administrator may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Company, including the United States and that information relating to the Company, including Personal Information may be accessed by national security authorities, law enforcement and courts. The Administrator shall be kept indemnified by and be without liability to the Company for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.

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5.	Administration Services

The Administrator shall provide the services as listed on Schedule B, subject to the authorization and direction of each Company and, in each case where appropriate, the review and comment by the Company’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Company and the Administrator.

The Administrator shall perform such other services for the Company that are mutually agreed to by the parties from time to time, for which the Company will pay such fees (including the Administrator’s reasonable out-of-pocket expenses) as may be mutually agreed upon in writing. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6.	Compensation of Administrator; Expense Reimbursement; Company Expenses

The Administrator shall be entitled to reasonable compensation for its services and expenses, as agreed upon from time to time in writing between EULAV, each Company, and the Administrator.

EULAV and each Company, as applicable, agree promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for the Company through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Company’s behalf, in each case at the Company’s or EULAV’s written request or with the Company’s or EULAV’s written consent.

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EULAV and each Company, as applicable, will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. For the avoidance of doubt, Company expenses not assumed by the Administrator include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-PORT, Form N-PX, Form N-MFP, Form N-CEN, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Company directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Company; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Company; costs of Preparation, printing, distribution and mailing, as applicable, of the Company’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Company’s tax returns, Form N-1A, Form N-CSR, Form N-PORT, Form N-PX, Form N-MFP and Form N-CEN, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Fund(s)’ net asset value.

7.            Instructions and Advice

At any time, the Administrator may apply to any officer of the Company or his or her designee for instructions or the independent accountants for the Company, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement. The Administrator shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Company) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

The Administrator shall not be liable, and shall be indemnified by each Company, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Fund(s). Nothing in this section shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

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8.            Limitation of Liability and Indemnification

The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 14, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability in respect of any loss, damage or expense suffered by any Company insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for the Company by entities other than the Administrator prior to the Administrator’s appointment as administrator for the Company. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the negligence or willful misconduct of the Administrator, its officers or employees. The Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to a Company under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Company including, but not limited to, any liability relating to qualification of the Company as a regulated investment company or any liability relating to the Company’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2019 shall be the date of this Agreement through December 31, 2019, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2020 and terminating on December 31, 2020 shall be the date of this Agreement through December 31, 2019, calculated on an annualized basis.

The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The Administrator shall, at no additional expense to any Company, take reasonable steps to minimize service interruptions in the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond the Administrator’s control. The Administrator shall enter into and shall maintain in effect at all times during the term of this Agreement with appropriate parties one or more agreements making reasonable provision for (i) periodic back-up of the computer files and data with respect to the Companies and (ii) emergency use of electronic data processing equipment to provide services under this Agreement. Upon reasonable request, the Administrator shall discuss with the Company any business continuity/disaster recovery plan of the Administrator and/or provide a high-level presentation summarizing such plan.

Each Company shall indemnify and hold the Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Company or upon reasonable reliance on information or records given or made by the Company or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own negligence or willful misconduct.

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The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.            Confidentiality

All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 10 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 10 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Administrator or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

10.            Use of Data

(a)            In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Administrator (which term for purposes of this Section 10 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding any Company or Fund (“Data”) and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Company and the Administrator or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

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(b)            Except as expressly contemplated by this Agreement, nothing in this Section 10 shall limit the confidentiality and data-protection obligations of the Administrator and its Affiliates under this Agreement and applicable law. The Administrator shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 10 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

11.            Compliance with Governmental Rules and Regulations; Records

The Administrator agrees to perform its duties hereunder in accordance with all laws and regulations applicable to it. Each Company assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for each Company shall at all times remain the property of such Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 13. The Administrator further agrees that all records that it maintains for the Company pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Administrator. The Administrator shall use commercially reasonable efforts to provide each Company, as applicable, with such reports as the Company may reasonably request or otherwise reasonably require to fulfill its duties under Rule 38a-1 of the 1940 Act or similar legal and regulatory requirements. In the event that the Administrator is requested or authorized by a Company, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Company by state or federal regulatory agencies, to produce the records of the Company or the Administrator’s personnel as witnesses or deponents, the Company agrees to pay the Administrator for the Administrator’s reasonable time and expenses, as well as the reasonable fees and expenses of the Administrator’s counsel incurred in such production; the foregoing shall not apply to a Records Request incurred in the ordinary course of business, including, but not limited to, routine regulatory examinations of any Company or its investment adviser.

12.            Services Not Exclusive

The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by a Company from time to time, have no authority to act or represent the Company in any way or otherwise be deemed an agent of the Company.

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13.            Effective Period and Termination

This Agreement shall remain in full force and effect for an initial term ending November 1, 2022 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive 1-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction or (iii) during any Renewal Term upon ninety (90) days’ written notice to the other party. Upon termination of this Agreement pursuant to this paragraph with respect to a Company or any Fund, the Company or applicable Fund shall pay Administrator its compensation due and shall reimburse Administrator for its costs, expenses and disbursements.

In the event of: (i) a Company’s termination of this Agreement with respect to such Company or its Fund(s) for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Administrator is not retained to continue providing services hereunder to the Company or a Fund (or its respective successor), the Company or applicable Fund shall pay the Administrator its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Administrator with respect to the Company or such Fund) and shall reimburse the Administrator for its costs, expenses and disbursements. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such (a) the liquidation or dissolution of the Company or a Fund and distribution of the Company’s or such Fund’s assets as a result of the Board’s determination in its reasonable business judgment that the Company or such Fund is no longer viable (b) a merger of the Company or a Fund into, or the consolidation of the Company or a Fund with, another entity, or (c) the sale by the Company or a Fund of all, or substantially all, of the Company’s or Fund’s assets to another entity, in each of (b) and (c) where the applicable Fund provides sixty (60) days’ prior written notice in advance of the closing date of any such transaction.

Termination of this Agreement with respect to any one particular Company or Fund shall in no way affect the rights and duties under this Agreement with respect to any other Company or Fund.

14.            Delegation

The Administrator shall retain the right to employ agents, subcontractors, consultants and other third parties, including, without limitation, affiliates (each, a “Delegate” and collectively, the “Delegates”) to provide or assist it in the provision of any part of the services stated herein or the discharge of any other obligations or duties under this Agreement without the consent or approval of any Company. The Administrator shall be responsible for the acts and omissions of any such Delegate so employed as if the Administrator had committed such acts and omissions itself. The Administrator shall be responsible for the compensation of its Delegates.

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15.            Interpretive and Additional Provisions

In connection with the operation of this Agreement, the Administrator and each Company on behalf of each of the Funds, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Company’s Governing Documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of the Agreement.

16.            Notices

Any notice, instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

If to the Company:

Value Line Funds

7 Times Square, Suite 1606

New York, NY 10036

Attn: Mitchell Appel, President

Telephone: 212-907-1827

Facsimile: 212-907-1963

with a copy to:

Value Line Funds

7 Times Square, Suite 1606

New York, NY 10036

Attn: Peter Lowenstein

Telephone: 212-907-1850

Facsimile: 212-907-1963

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If to the Administrator:

State Street Bank and Trust Company

1 Iron Street

Boston, MA 02210

Attention: Gregory Mikolon

Telephone: 617-662-9488

Facsimile: 617-937-0646

with a copy to:

State Street Bank and Trust Company

Legal Division – Global Services Americas

One Lincoln Street

Boston, MA 02110

Attention: Senior Vice President and Senior Managing Counsel

Facsimile: 617-662-8874

17.            Amendment; Additional Companies and Funds

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

If any company in addition to those listed on Schedule A desires the Administrator to render services as administrator under the terms of this Agreement, the company shall so notify the Administrator in writing. If the Administrator agrees in writing to provide the services, the company shall become a Company hereunder and be bound by all terms and conditions and provisions hereof including, without limitation, the representations and warranties set forth in Section 4 herein.

If any Company establishes a series in addition to the Fund(s) set forth on Schedule A with respect to which the Company desires the Administrator to render services as administrator under the terms of this Agreement, the Company shall so notify the Administrator in writing. If the Administrator agrees in writing to provide the services, the series shall become a Fund hereunder.

18.            Assignment

This Agreement may not be assigned by (a) any Company without the written consent of the Administrator or (b) the Administrator without the written consent of each Company, except that the Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to an affiliate of the Administrator.

19.            Successors

This Agreement shall be binding on and shall inure to the benefit of each Company and the Administrator and their respective successors and permitted assigns.

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20.          Data Protection

The Administrator shall implement and maintain a comprehensive written information security program, designed to comply with the laws of the Commonwealth of Massachusetts and any other applicable laws and regulations, that contains appropriate security measures to safeguard the personal information of each Company’s shareholders, employees, directors and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public. If the Administrator discovers that unauthorized disclosure of personal information in the possession of the Administrator or its agents has occurred which requires notification to the affected individuals under applicable law, then the Administrator will, as soon as practicable and at Administrator’s own expense, (i) notify the Company and the Adviser of the nature of the breach and reasonably cooperate with their requests for information; (ii) in coordination with the Company and Adviser, notify the affected individuals of such unauthorized disclosure to the extent required by applicable law; (iii) investigate and address the unauthorized disclosure; and (iv) advise the Adviser and Company as to the steps being taken that are reasonably designed to prevent future similar unauthorized disclosures. This provision will survive termination or expiration of the Agreement for so long as the Administrator or its agents continue to possess or have access to personal information related to a Company.

21.          Entire Agreement

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

22.          Waiver

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Similarly, the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise or any other right or remedy. Any waiver must be in writing signed by the waiving party.

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23.          Severability

If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

24.          Governing Law

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws rules.

25.          Reproduction of Documents

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

26.          Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

27.          Limitation of Liability of Trustees and Shareholders

With respect to each Company organized as a Massachusetts business trust (or a Fund which is a series thereof) where the trustees, officers, employees, representatives, agents, or shareholders of such business trust (or series thereof) may be held personally liable for its acts or obligations, the Administrator acknowledges and agrees that, to the extent such trustees are regarded as entering into this Agreement, they do so only as trustees and not individually and that the obligations under this Agreement are not binding upon any such trustee, officer, employee, representative, agent, or shareholder individually, but are binding only upon the assets and property of said Company or Fund. The Administrator further agrees that such trustees, officers, employees, representatives, agents, or shareholders shall not be personally liable for any acts or obligations of said Company or Fund and that the Administrator shall look solely to the property of the Fund for the performance of this Agreement or payment of any claim against the Fund. Each Fund that is, or may in the future be, a series of an investment company shall be liable solely for its own acts and obligations under this Agreement and shall not be liable for the acts or obligations of any other series of the investment company.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

EACH ENTITY SET FORTH ON SCHEDULE A HERETO

By:

Name:	Mitchell Appel

Title:	President

STATE STREET BANK AND TRUST COMPANY

By:

Name:	Andrew Erickson

Title:	Executive Vice President

Solely with respect to Section 6 herein:

EULAV ASSET MANAGEMENT

By:

Name:	Mitchell Appel

Title:	Chief Executive Officer

ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Companies and Fund(s)

The Value Line Tax Exempt Fund, Inc.

Value Line Asset Allocation Fund, Inc.

Value Line Capital Appreciation Fund, Inc.

Value Line Centurion Fund, Inc.

Value Line Core Bond Fund

Value Line Larger Companies Focused Fund, Inc.

Value Line Mid Cap Focused Fund, Inc.

Value Line Premier Growth Fund, Inc.

Value Line Small Cap Opportunities Fund, Inc.

Value Line Strategic Asset Management Trust

Value Line VIP Equity Advantage Fund

State Street: Select Classification Level

A-1

ADMINISTRATION AGREEMENT

Schedule B

LIST OF SERVICES

I.	Fund Administration Treasury Services as described in Schedule B1 attached hereto;

II.	[Reserved]

III.	[Reserved]

IV.	[Reserved]

V.	[Reserved]

VI.	N-PORT Services as described in Schedule B6 attached hereto;

State Street: Select Classification Level

Schedule B1

Fund Administration Treasury Services

a.	Prepare for the review by designated officer(s) of the Company’s financial information regarding the Fund(s) that will be included in the Company’s semi-annual and annual shareholder reports, and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

b.	Coordinate the audit of the Company’s financial statements by the Company’s independent accountants, including the preparation of supporting audit workpapers and other schedules;

c.	Prepare for the review by designated officer(s) of the Company’s financial information required by Form N-1A, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

a.	Prepare for the review by designated officer(s) of the Company’s annual fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Company’s expenses, review calculations of fees paid to the Company’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

b.	Provide periodic testing of the Fund(s) with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Fund(s) contained in the Registration Statement for the Fund(s) as may be mutually agreed upon, including quarterly compliance reporting to the designated officer(s) of the Company as well as preparation of Board compliance materials;

c.	Prepare and furnish total return performance information for the Fund(s), including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Company’s management;

d.	Prepare and disseminate vendor survey information;

e.	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;

f.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator; and

g.	Maintain certain books and records of the Company as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon.

State Street: Select Classification Level

B1 -1

SCHEDULE B2

[Reserved]

State Street: Select Classification Level

B2 -1

SCHEDULE B3

[Reserved]

State Street: Select Classification Level

B3 -1

SCHEDULE B4

[Reserved]

State Street: Select Classification Level

B4 -1

SCHEDULE B5

[Reserved]

State Street: Select Classification Level

B5 -1

Schedule B6

Fund Administration Form N-PORT (the “Form N-PORT Services”) and Form N-CEN (the “Form N-CEN Services”) Support Services (collectively, the “Form N-PORT and Form N-CEN Support Services”) and Liquidity Risk Measurement Services and Quarterly Portfolio of Investments Services (collectively, with the Form N-PORT and Form N-CEN Support Services, and for purposes of this Schedule B6, the “Services”)

(a)           Standard N-PORT and N-CEN Reporting Solution (Data and Filing):

•	Subject to the receipt of all required data, documentation, assumptions, information and assistance from the Company (including from any third parties with whom the Company will need to coordinate in order to produce such data, documentation, and information), the Administrator will use required data, documentation, assumptions, information and assistance from the Company, the Administrator’s internal systems and, in the case of Companies not administered by the Administrator or its affiliates, third party Company administrators or other data providers, including but not limited to Third Party Data (as defined below) (collectively, the “Required Data”) to perform necessary data aggregations (including any applicable aggregation of risk metrics) and calculations and prepare, as applicable: (i) a monthly draft Form N-PORT standard template for review and approval by the Company and (ii) annual updates of Form N-CEN for review and approval by the Company.

•	Each Company acknowledges and agrees that it will be responsible for reviewing and approving each such draft N-PORT template and N-CEN update.

•	Following review and final approval by the Company of each such draft Form N-PORT template and N-CEN update, and at the direction of and on behalf of each Company, the Administrator will (i) produce an .XML formatted file of the completed Form N-PORT and Form N-CEN and (ii) electronically submit such filing to the SEC.

The Form N-PORT Services will be provided to each portfolio (the “Portfolio”) of the Company(ies) as set forth in the attached Annex 1, which shall be executed by the Administrator and the Company(ies). The Form N-CEN Services will be provided to each Company as set forth in the attached Annex 1. Annex 1 may be updated from time to time upon the written request of the Company and by virtue of an updated Annex 1 that is signed by both parties.

(b)           Quarterly Portfolio of Investments Services:

•	Subject to the receipt of all Required Data, and as a component of the Form N-PORT and Form N-CEN Support Services, the Administrator will use such Required Data from the Company, the Administrator’s internal systems and other data providers to prepare a draft portfolio of investments (the “Portfolio of Investments”), compliant with GAAP, as of the Company’s first and third fiscal quarter-ends.

State Street: Select Classification Level

B6-1

•	Following review and final approval by the Company of each such draft Portfolio of Investments, and at the direction of and on behalf of each Company, the Administrator will attach each Portfolio of Investments to the first and third fiscal quarter-end N-PORT filing that is submitted electronically to the SEC.

(c)           Liquidity Risk Measurement Services :

•	The Administrator will provide the following liquidity risk measurement services (“Liquidity Risk Measurement Services”) to the Company:

•	As applicable, the Administrator will provide each Company with Liquidity Risk Measurement Services that will provide calculation of security level exposure, characteristics, liquidity analytics, including days to liquidate, liquidity scores, fixed income cost to liquidate, stress testing and redemption flow analysis. Liquidity analytics will be calculated daily, weekly, or monthly (as per written agreement between the Administrator and each Company) and, as applicable, aggregated monthly for purposes of inclusion in the Administrator’s standard N-PORT filing template. Services also will include the Administrator’s standard liquidity Company profile report and online access to the Administrator’s dynamic risk reporting tools via my.statestreet.com which enable Companies to analyze and generate risk reporting.

•	The Liquidity Risk Measurement Services will be provided to each Portfolio of the Company(s) as set forth in the attached Annex 1, which shall be executed by the Administrator and the Company(s). Annex 1 may be updated from time to time upon the written request of the Company and by virtue of an updated Annex 1 that is signed by both parties.

Company Duties, Representations and Covenants in Connection with (i) Form N-PORT and Form N-CEN Support Services, (ii) Liquidity Risk Measurement Services, and (iii) Quarterly Portfolio of Investments Services.

The provision of the Services to each Company by the Administrator is subject to the following terms and conditions:

1.            The parties acknowledge and agree on the following matters:

The Services depend, directly or indirectly, on: (i) Required Data and (ii) information concerning the Company or its affiliates or any Fund, pooled vehicle, security or other investment or portfolio regarding which the Company or its affiliates provide services or is otherwise associated (“Company Entities”) that is generated or aggregated by the Administrator or its affiliates in connection with services performed on the Company’s behalf or otherwise prepared by the Administrator (“State Street Data,” together with Required Data and Third Party Data (as defined below), “Services-Related Data”). The Administrator’s obligations, responsibilities and liabilities with respect to any State Street Data used in connection with other services received by the Company shall be as provided in such respective other agreements between the Administrator or its affiliates and the Company relating to such other services (e.g., administration and/or custody services, etc.) from which the State Street Data is derived or sourced (“Other Company Agreements”). Nothing in this Agreement or any service schedule(s) shall limit or modify the Administrator’s or its affiliates’ obligations to the Company under the Other Company Agreements.

B6-2

In connection with the provision of the Form N-PORT and Form N-CEN Support Services, [Liquidity Risk Measurement Services][, and Quarterly Portfolio of Investments Services] by the Administrator, the Company acknowledges and agrees that it will be responsible for providing the Administrator with any information requested by the Administrator, including, but not limited to, the following:

(A) Arranging for the regular provision of all Required Data (including State Street Data, where applicable) and related information to the Administrator, in formats compatible with Administrator-provided data templates including, without limitation, Required Data and the information and assumptions required by the Administrator in connection with a Company reporting profile and onboarding checklist, as it, or the information or assumptions required, may be revised at any time by the Administrator, in its discretion (collectively, the “Onboarding Checklist”) and such other forms and templates as may be used by the Administrator for such purposes from time to time, for all Funds receiving services under this Agreement, including but not limited to those to be reported on Form N-PORT and Form N-CEN (as determined by the Company), including, without limitation, arranging for the provision of data from the Company, its affiliates, third party administrators, prime brokers, custodians, and other relevant parties. If and to the extent that Required Data is already accessible to the Administrator (or any of its affiliates) in its capacity as administrator to one or more Company(ies), the Administrator and the Company will agree on the scope of the information to be extracted from the Administrator’s or any of its affiliate’s systems for purposes of the Administrator’s provision of Form N-PORT and Form N-CEN Support Services[, Liquidity Risk Measurement Services][, and Quarterly Portfolio of Investments Services], subject to the discretion of the Administrator, and the Administrator is hereby expressly authorized to use any such information as necessary in connection with providing the Form N-PORT and Form N-CEN Support Services [, Liquidity Risk Measurement Services][, and Quarterly Portfolio of Investments Services], hereunder; and

(B) Providing all required information and assumptions not otherwise included in Company data and assumptions provided pursuant to Section 1(A) above, including but not limited to the Required Data, as may be required in order for the Administrator to provide the Services.

The following are examples of certain types of information that each Company is likely to be required to provide pursuant to Sections 1(A) and 1(B) above, and each Company hereby acknowledges and understands that the following categories of information are merely illustrative examples, are by no means an exhaustive list of all such required information, and are subject to change as a result of any amendments to Form N-PORT and Form N-CEN or any changes in requirements relating to the provision of Liquidity Risk Measurement Services:

State Street: Select Classification Level

B6-3

•	SEC filing classification of the Company (i.e., small or large filer);

•	Identification of any data sourced from third parties;

•	Identification of any securities reported as Miscellaneous; and

•	Any Explanatory Notes included in N-PORT Section E.

2.             Each Company acknowledges that it has provided to the Administrator all material assumptions used by the Company or that are expected to be used by the Company in connection with the completion of Form N-PORT and Form N-CEN [the Liquidity Risk Measurement Services] [, and Quarterly Portfolio of Investments Services,] and that it has approved all material assumptions used by the Administrator in the provision of the Services prior to the first use of the Services. The Company will also be responsible for promptly notifying the Administrator of any changes in any such material assumptions previously notified to the Administrator by the Company or otherwise previously approved by the Company in connection with the Administrator’s provision of the Services. The Company acknowledges that the completion of Form N-PORT and Form N-CEN [the Liquidity Risk Measurement Services,] [, and Quarterly Portfolio of Investments Services,] and the data required thereby, requires the use of material assumptions in connection with many different categories of information and data, and the use and/or reporting thereof, including, but not limited to the following:

•	Investment classification of positions;

•	Assumptions necessary in converting data extracts;

•	General operational and process assumptions used by the Administrator in performing the Services; and

•	Assumptions specific to the Company.

Each Company hereby acknowledges and understands that the foregoing categories of information that may involve the use of material assumptions are merely illustrative examples of certain subject matter areas in relation to which the Company (and/or the Administrator on its behalf in connection with the Services) may rely on various material assumptions, and are by no means an exhaustive list of all such subject matter areas.

3.             Each Company acknowledges and agrees on the following matters:

(A)          Each Company has independently reviewed the Services (including, without limitation, the assumptions, market data, securities prices, securities valuations, tests and calculations used in the Services), and the Company has determined that the Services are suitable for its purposes. None of the Administrator or its affiliates, nor their respective officers, directors, employees, representatives, agents or service providers (collectively, including the Administrator, “State Street Parties”) make any express or implied warranties or representations with respect to the Services or otherwise.

(B)           Each Company assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it. The Administrator is not providing, and the Services do not constitute, legal, tax, investment, or regulatory advice, or accounting or auditing services advice. Unless otherwise agreed to in writing by the parties to this Agreement, the Services are of general application and the Administrator is not providing any customization, guidance, or recommendations. Where the Company uses Services to comply with any law, regulation, agreement, or other Company obligation, the Administrator makes no representation that any Service complies with such law, regulation, agreement, or other obligation, and the Administrator has no obligation of compliance with respect thereto.

B6-4

(C)        Each Company may use the Services and any reports, charts, graphs, data, analyses and other results generated by the Administrator in connection with the Services and provided by the Administrator to the Company (“Materials”) (a) for the internal business purpose of the Company relating to the applicable Service or (b) for submission to the U.S. Securities and Exchange Commission, as required, of a Form N-PORT template and a Form N-CEN update, including any Portfolio of Investments, if applicable. The Company may also redistribute the Materials, or an excerpted portion thereof, to its investment managers, investment advisers, agents, clients, investors or participants, as applicable, that have a reasonable interest in the Materials in connection with their relationship with the Company (each a “Permitted Person”); provided, however, (i) the Company may not charge a fee, profit, or otherwise benefit from the redistribution of Materials to Permitted Persons, (ii) data provided by third party sources such as but not limited to market or index data (“Third Party Data”) contained in the Materials may not be redistributed other than Third Party Data that is embedded in the calculations presented in the Materials and not otherwise identifiable as Third Party Data, except to the extent the Company has separate license rights with respect to the use of such Third Party Data, or (iii) the Company may not use the Services or Materials in any way to compete or enable any third party to compete with the Administrator. No Permitted Person shall have any further rights of use or redistribution with respect to, or any ownership rights in, the Materials or any excerpted portion thereof.

Except as expressly provided in this Section 3(C), the Company, any of its affiliates, or any of their respective officers, directors, employees, investment managers, investment advisers, agents or any other third party, including any client of, or investor or participant in the Company or any Permitted Persons (collectively, including the Company, “Company Parties”), may not directly or indirectly, sell, rent, lease, license or sublicense, transmit, transfer, distribute or redistribute, disclose display, or provide, or otherwise make available or permit access to, all or any part of the Services or the Materials (including any State Street Data or Third Party Data contained therein, except with respect to Third Party Data to the extent the Company has separate license rights with respect to the use of such Third Party Data). Without limitation, Company Parties shall not themselves nor permit any other person to in whole or in part (i) modify, enhance, create derivative works, reverse engineer, decompile, decompose or disassemble the Services or the Materials; (ii) make copies of the Services, the Materials or portions thereof; (iii) secure any source code used in the Services, or attempt to use any portions of the Services in any form other than machine readable object code; (iv) commercially exploit or otherwise use the Services or the Materials for the benefit of any third party in a service bureau or software-as-a-service environment (or similar structure), or otherwise use the Services or the Materials to perform services for any third party, including for, to, or with consultants and independent contractors; or (v) attempt any of the foregoing or otherwise use the Services or the Materials for any purpose other than as expressly authorized under this Agreement.

State Street: Select Classification Level

B6-5

(D)         The Company shall limit the access and use of the Services and the Materials by any Company Parties to a need-to-know basis and, in connection with its obligations under this Agreement, the Company shall be responsible and liable for all acts and omissions of any Company Parties.

(E)          The Services, the Materials and all confidential information of the Administrator (as confidential information is defined in the Agreement and other than Third Party Data and Required Data), are the sole property of the Administrator. The Company has no rights or interests with respect to all or any part of the Services, the Materials or the Administrator’s confidential information, other than its use and redistribution rights expressly set forth in Section 3(C) herein. The Company automatically and irrevocably assigns to the Administrator any right, title or interest that it has, or may be deemed to have, in the Services, the Materials or the Administrator’s confidential information, including, for the avoidance of doubt and without limitation, any Company Party feedback, ideas, concepts, comments, suggestions, techniques or know-how shared with the Administrator (collectively, “Feedback”) and the State Street Parties shall be entitled to incorporate any Feedback in the Services or the Materials or to otherwise use such Feedback for its own commercial benefit without obligation to compensate the Company.

(F)          The Administrator may rely on Services-Related Data used in connection with the Services without independent verification. Services-Related Data used in the Services may not be available or may contain errors, and the Services may not be complete or accurate as a result.

[Remainder of Page Intentionally Left Blank]

B6-6

IN WITNESS WHEREOF, the undersigned, by their authorized representatives, have executed this Annex 1 as of the last signature date set forth below.

EACH OF THE ENTITIES SET FORTH ON SCHEDULE A TO THE	STATE STREET BANK AND TRUST COMPANY
AGREEMENT

By:	By:
Name: Mitchell Appel		Name: Andrew Erickson
Title: President		Title: Executive Vice President
Address:		Address:

Date:		Date:

State Street: Select Classification Level

B6-7

ANNEX I

VALUE LINE FUNDS

Further to the Administration Agreement dated as of November 1, 2019 between the Value Line Funds set forth on Schedule A thereto (the “Company”), State Street Bank and Trust Company (the “Administrator”) and, solely with respect to Section 6 of the Administration Agreement, EULAV Asset Management, the Company and the Administrator mutually agree to update this Annex 1 by adding/removing Funds and/or Portfolios as applicable:

Liquidity Risk Measurement Services	Frequency	Fund Type

Value Line Premier Growth Fund, Inc.

Value Line Mid Cap Focused Fund, Inc.

Value Line Capital Appreciation Fund, Inc.

Value Line Larger Companies Focused Fund, Inc.

Value Line Core Bond Fund

Value Line Centurion Fund, Inc.

The Value Line Tax Exempt Fund, Inc.

Value Line Strategic Asset Management Trust

Value Line Small Cap Opportunities Fund, Inc.

Value Line Asset Allocation Fund, Inc.

Value Line VIP Equity Advantage Fund

	Monthly Monthly Monthly Monthly Monthly Monthly Monthly Monthly Monthly Monthly Monthly	Equity Equity Hybrid Equity Fixed Income Equity Fixed Income Hybrid Equity Hybrid Fund of Fund Equity

B6-8

Form N-PORT Services and Quarterly Portfolio of Investments Services	Service Type: Standard N-PORT and N-CEN Reporting Solution (Data and Filing) and Quarterly Portfolio of Investments Services
Fund Type

Value Line Premier Growth Fund, Inc.

Value Line Mid Cap Focused Fund, Inc.

Value Line Capital Appreciation Fund, Inc.

Value Line Larger Companies Focused Fund, Inc.

Value Line Core Bond Fund

Value Line Centurion Fund, Inc.

The Value Line Tax Exempt Fund, Inc.

Value Line Strategic Asset Management Trust

Value Line Small Cap Opportunities Fund, Inc.

Value Line Asset Allocation Fund, Inc.

Value Line VIP Equity Advantage

Equity Equity Hybrid Equity Fixed Income Equity Fixed Income Hybrid Equity Hybrid Fund of Fund Equity

Form N-CEN Services	Fund Type

Value Line Premier Growth Fund, Inc.

Value Line Mid Cap Focused Fund, Inc.

Value Line Capital Appreciation Fund, Inc.

Value Line Larger Companies Focused Fund, Inc.

Value Line Core Bond Fund

Value Line Centurion Fund, Inc.

The Value Line Tax Exempt Fund, Inc.

Value Line Strategic Asset Management Trust

Value Line Small Cap Opportunities Fund, Inc.

Value Line Asset Allocation Fund, Inc.

Value Line VIP Equity Advantage Fund

Equity Equity Hybrid Equity Fixed Income Equity Fixed Income Hybrid Equity Hybrid Fund of Fund Equity

State Street: Select Classification Level

B6-9

B6-10